EXHIBIT 99.2


                                [FIC Letterhead]



                            NOTICE OF ANNUAL MEETING
                      TO BE HELD TUESDAY, JANUARY 16, 2007


To the Shareholders of Financial Industries Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Financial Industries Corporation ("FIC" or the "Company") originally scheduled for Wednesday, December 6, 2006 will reconvene at the Renaissance Austin Hotel, 9721 Arboretum Blvd, Austin, Texas on Tuesday, January 16, 2007, at 10:00 a.m. local time. The Annual Meeting will be held for the following purposes:

1.   To elect eight (8) directors to hold office for the ensuing year.

2.   To approve the FIC Incentive Stock Plan for employees.

3.   To approve FIC Stock Option Plan for Non-Employee Directors.

4. To approve the reimbursement of Otter Creek Management, Inc., by issuance of FIC Common Stock, for $475,000 of expenses incurred by it in connection with its proxy contest and litigation with the Company in connection with the 2003 annual shareholders meeting.

5. To transact any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on Tuesday, October 24, 2006 as the Record Date to determine which shareholders are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Company from and after January 5, 2007.

By order of the Board of Directors.


/s/  Michael P. Hydanus

Michael P. Hydanus
Interim President and Chief Executive Officer

December 29, 2006